                                  SCHEDULE 14A
                                 (RULE 14a-101)
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:

    / /  Preliminary Proxy Statement

    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

    / /  Definitive Proxy Statement

    /X/  Definitive Additional Materials

    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                             COMMUNITY BANCSHARES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            EDWARD GREENE & STEPHEN GREENE
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(2) or Item 22(a)(2)
     of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14(a)-6(i)(3)

/ /  Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which the transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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
                        THE COMMITTEE FOR SHAREHOLDER INTEREST

     Dear Shareholder,

               This letter is the Committee for Shareholder Interest's response to Management's Proxy Statement. This letter addresses certain items raised in Management's proxy statement. This letter will also summarize numerous instances where in the opinion of the Committee, Management has failed to act in the best interest of the shareholders. In addition to this response letter, the Committee for Shareholder Interest will address any other concern you might have by making themselves available to answer your questions personally on July 1, 1998 at 7:00 p.m. at the offices of McElwee & McElwee, 906 Main Street, North Wilkesboro, North Carolina.

               If you have previously returned our gray proxy card, thank you! We appreciate your support and you do not need to do anything further. If you have not yet returned our gray proxy card we encourage you to return the green proxy card which is enclosed for your convenience. A later dated and signed proxy card will revoke any previously provided proxy card.

                               REALIZING A DREAM

               The members of the Committee for Shareholder Interest were involved in the organization of Community BancShares, Inc. (hereinafter "the Company") and Wilkes National Bank (hereinafter "the Bank") from the beginning. They invested more capital than any other parties and were willing to take the risk that the Company and the Bank would never get off the ground. They were willing to risk their investment to realize a community bank for Wilkes County.

                               SELF-SACRIFICE

               A recent occurrence which the Committee feels should be made apparent to you the shareholders is that on June 24, 1998, Janice S. Robertson was terminated from her position as a Certified Public Accountant at Benson, Blevins, & Associates, P.L.L.C. due to the fact that she is one of the Committee's nominees for Director and refused to resign as such when threatened with her job. Janice exemplifies the type of commitment to shareholder rights which the Committee promotes.

                                YOUR COMPANY

               Management has made much of a "plan" by the members of the Committee to "sell" the Bank. What they have failed to mention is that no officer or member of the Board of Directors, or the Board acting as a whole could do such a thing without the approval of the shareholders. In order for any merger, partnership, or other similarly major change in the direction of Community BancShares, Inc. to take place, 51% or more of the outstanding shares would have to vote in favor of the action. At any rate, there never was a "plan" to sell the Bank. In July of 1997, First Community Bancshares, Inc. (hereinafter "FCB") made an offer via a letter of intent for a pooling of interest with the Company whereby shares of the Company's stock would be exchanged tax-free for shares of stock in FCB. FCB is a strong, growing, community bank with roughly ten times the assets and lending limits of the Company. The Committee for Shareholder Interest felt it was important to bring the issue of the letter of intent to the shareholders' attention. Management refused to do so and killed the proposal at the Board of Directors. It is the opinion of the Committee that by doing so, Management refused to let the shareholders review the options and make an informed choice in the future direction of the Company. The "Committee" feels it is very important to keep shareholders informed. We value shareholder's rights. This is your company and your choice, and you have the right to hold Management accountable for their actions.

                                    MEDIATION

               During the course of the conflict between the Committee and Management, many attempts were made to find an amicable solution to the conflict, including mediating the dispute. In their proxy statement, Management claims that the offer by the members of the Committee that Management buy them out for $26.00 per share was above fair value of the shares and not in good faith. However, that price represents only 90% of the current pre-tax value per share of the opportunity with FCB which Management turned down without, in the opinion of the Committee, adequately evaluating the offer.

               It is worth noting that, at the mediation in April of 1997, the Committee for Shareholder Interest proposed to Management that the current dispute between the parties be resolved by putting all directors up for election in 1998 so that the differences could be resolved once and for all by you the shareholders. Management declined to accept this challenge.

                           FAILED PURCHASE AGREEMENT

               Management has also addressed in their proxy statement an aborted transaction wherein the original members of the Committee worked out a proposal to sell their stock to the individual members of Management. Management claims that the members of the Committee for Shareholder Interest "backed out" of the transaction. The original offer by the Committee was made to the individual Management directors to buy the stock with their own money. Instead of following through and making arrangements for this to occur, Management passed a resolution for the Company, not themselves, to spend $4,000,000 of the Company's money to buy the securities which had been offered to them as individuals at a 20% premium over what they had been issued for ten months earlier. Thus, the equity that CBI had raised just 10 months before was going to be pulled back out of CBI to buy back securities at a loss. Because the Committee for Shareholder Interest did not feel that this was a prudent move for the Company to make and it was at complete odds with the intent of the transaction, they refused to continue. It is the opinion of the Committee that if Management felt enough confidence in their ability to increase shareholder value, perhaps they would have agreed to buy the securities themselves. Additionally, the Committee believes that although the proposed transaction was to be a personal transaction between individual directors, Management directed the Company to retain and pay a law firm in Atlanta for handling the legal details of the proposed transaction and drafting the appropriate documents.

                        WHO IS PAYING FOR ATTORNEY FEES?

          The current litigation between the Committee and Management is another area which the Committee feels should be brought to the attention of and clarified for you the shareholders. The Committee for Shareholder Interest originally sued Management individually and on behalf of the Company and the shareholders of the Company, seeking
     (1) the rescission of the proposed stock offering of November 1997 and
     (2) the reimbursement to CBI of expenses incurred because of action taken by the Management. In response to the original lawsuit, Management agreed to rescind the stock offering, but did not agree to reimburse CBI for any expenses. The Committee has continued to pursue this reimbursement. Management has retained three law firms at the expense of the shareholders to defend their actions. The three law firms are:

                            Smith, Gambrell & Russsell
                            Promenade II, Suite 3100
                            1230 Peachtree Street, N.E.
                            Atlanta, GA  30309-3643

                            Willardson, Lipscomb & Beal
                            206 East Main Street
                            Wilkesboro, NC  28697

                            Robinson, Bradshaw & Hinson
                            101 North Tryon Street, Suite 1900
                            Charlotte, NC  28246-1900

               Mr. Vinroot, a lawyer with Robinson Bradshaw & Hinson, stated in the mediation session where the parties tried to resolve their disputes that: "I would love to spend your money." Management's estimates of their projected legal expenses are between $200,000 and $500,000 of the Company's money, not theirs. Remember, in 1996, CBI had a net income of only slightly more than $350,000. Thus, the expected legal expenses could wipe out the entire year's profits for 1996. In contrast to this, the Committee is personally paying all of the legal fees which they are incurring in their attempt to stand up for and support shareholder rights, resulting in a cost to the Company of zero. In an attempt to prevent this waste of corporate assets, the Committee for Shareholder Interest proposed to Management and the Majority Directors that the lawsuits of the parties be dismissed and that the disputes be settled via a proxy contest. Management again backed down from the challenge.

               In response, William H. McElwee, III, acting as a shareholder, submitted a Shareholder Proposal for action at the annual shareholder's meeting. This proposal is that the lawsuits on both sides be dismissed. Although Mr. McElwee would stand to profit personally if the lawsuits were to continue, he recognizes that it is in the best interest of all shareholders and the community for the lawsuits to be dismissed. Mr. McElwee's shareholder proposal was drafted on June 7, 1998 and delivered to the Company shortly thereafter. When Management's proxy statement was mailed, the shareholder proposal was not included. Once again, Management is refusing to let the shareholders decide important issues. Management is going to continue to spend your money without even asking your opinion of whether or not they should.

                        THE COMPANY'S SECOND STOCK OFFERING

               Yet another issue referred to in Management's proxy is the second stock offering of the Company which took place during the Summer and Fall of 1996. By late September of that year, only half of the offering had been sold. Ed Greene and Joe Severt approached
     Ronald Shoemaker and broached their desire to increase the diversity of the shareholders of the Company. They stated to Mr. Shoemaker that they felt it was important to give everyone an opportunity to buy the stock. When the reminder of stock did not sell, Ed and Joe courageously purchased the remainder of the offering at a cost to them of $2,500,000. Individuals who invest that much of their money into the Company will certainly have the best interests of the Company and the shareholders at heart, for unless the Company is successful and shareholder value is maximized, they stand to lose a great deal of money.

               Management claims that the Committee was seeking to control the Board and that it was apparent that the Committee was seeking to oust Dwight Pardue as Chairman of the Board. Those allegations were not true in September of 1996. Also, the commentary by Management concerning the criticism by the Federal Reserve of the rent charged to the Company by Ed Greene for the offices of the main branch of the Bank does not tell the whole story. That rent referred to was so high due to the fact that Management failed to take advantage of the offer by Mr. Greene to lease the property to the Company at $3000/month for ten years. Instead, Management decided to rent on a month-to-month basis at $4490/month, a premium of 50% over the longer-term, cheaper lease. If there is anyone to blame for the Federal Reserve's criticism, then it is Management.

                    THE COMPANY'S PROPOSED THIRD STOCK OFFERING

               The Committee has worked to keep the shareholders informed. However, due to the refusal of Management to bring important issues before the shareholders, this has become very difficult. An example of this is the recent proposal by Management to the Board of Directors in November of 1997 that a third stock offering be made. Why would they propose a third offering when demand was such that only half of the second offering could be sold prior to the intervention by Ed Greene and Joe Severt? Not only is there a question as to the demand for such a proposed offering, but it's contradictory for Management to pass a resolution in July of 1997 to spend $4,000,000 to buy securities back and then four months later pass a resolution to sell $6,250,000 of additional stock. Additionally, the resolution was presented to the Board and passed over the Committee' s objections without being evaluated by the Additional Capital Committee of the Board of Directors, a body which in Management's own proxy statement is described as "having the functions of making recommendations to the full Board regarding when and how to raise additional capital". It is the opinion of the Committee that Management acknowledged the lack of wisdom in the proposal when they rescinded the proposed stock offering after being sued by the Committee for shareholder interest.

               That is not the only curious aspect of the offering proposed in November of 1997. This third offering was to have restrictions on who could buy the proposed stock which applied only to Ed Greene and Joe Severt, members of the Committee for Shareholder Interest. Additionally, the proposed stock was to be issued at $12.50 per share when it was trading at $15.00-$16.00 per share at the time. Such an offering would have depressed the value of your stock and diluted the strength of your ownership in the Company.

                           INDEPENDENCE OF THE BOARD

               The role of a board of directors is to support the strategic planning of a business and oversee management. Ideally, a board of directors needs to be open-minded and independent of management in order to perform optimally. It is the opinion of the Committee for Shareholder Interest that the Board of Directors in its present state is neither open-minded or independent of Management. As an example of the type of behavior which the Committee feels reflects this is the aborted nomination of William H. McElwee III to the Board. During 1996, eleven members of the Board agreed that Mr. McElwee should be invited to join the Board. Subsequent to this agreement, and before formal action was taken, Mr. Dwight Pardue lobbied against Mr. McElwee. Later, when the item came up for action at the meeting every single director except those on the Committee for Shareholder Interest changed their votes and voted against inviting Mr. McElwee to join the board. Even Ronald Shoemaker, President of the Company and a key member of the Management group opposing the Committee, stated to both Edward Greene and Joe Severt that Mr. McElwee could bring in more business for the Bank than all of the other Board members combined, yet he reversed his vote after the stock purchases of Edward Greene and Joe Severt were completed during the Fall of 1996.

                              PERFORMANCE FIGURES

               The philosophies of Management and the Committee are not that far apart. In fact, the Committee for Shareholder Interest acknowledges that Management is doing most things well. Most notably, the Bank is growing at a healthy rate. However, the profitability of the Company has been disappointing due, in the opinion of the Committee to losses within the Company and a lack of leadership and managerial investment in the Company. Wilkes National Bank had a 10.28% Return on Equity for 1997, which was near the bottom of its peer group according to Jewell Hoover, Deputy Director of the Office of the Comptroller of the Currency. The Company had only a 6.46% Return on Equity for 1997. In the opinion of the Committee, this is cause for concern.

               Enclosed with this document is the first quarter 1998 newsletter from The Carson-Medlin Company, which monitors the performance of southeastern banks. In the "North Carolina" section is a summary of ten North Carolina banks. Although all of the banks listed are larger than CBI, it is the opinion of the Committee that the Company's financial performance ratios should be comparable, adjusted for the amount invested.

               The average return on equity is 13.8% for these North Carolina banks. In 1997, CBI earned $628,122 with equity of $9,740,000, equating to a return on equity of 6.46%. By contrast, Four Oaks Fincorp, Inc. earned $2,181,240 in 1997 using available funds of $15,921,459 for a return on equity of 13.7%. The Committee for Shareholder Interest feels that CBI should make more money than it has in the recent past and the present.

                      ACTUAL VS. PROJECTED PERFORMANCE

     -------------------

     1Return on equity is measured by "average" equity. "Average" equity is calculated by taking the equity available at the beginning of the year and adding the equity available at the end of the year, and then dividing by 2.

               Management is also falling short of the projected performance that it forecast in August of 1997.


     (IN 1000'S)                               1998 Projected    1998 Actual*
     Net Income to Common.....................     1,372.4         932.6
     EPS Primary Only**.......................     $1.06           $.64
     Return on Company Equity (%).............     12.83%          8.35%

     ---------------------
          * Totals listed under "Actual" for 1998 have been compiled through annualizing the financial information contained in the First Quarter Report filed with the S.E.C. by Community BancShares, Inc. As such they are a projection and are not an absolute picture of what the Company's financial status will be at the close of the year.

          **  Earnings per Share of Common Stock outstanding.

                                   SUMMARY

               Finally, the Committee for Shareholder Interest feels that the following items are in the best interest of all shareholders. If you agree that they are, please vote for the slate of nominees proposed by the Committee for Shareholder Interest.

          i. It is in the best interest of shareholders for Management and the Majority Directors to be reminded of the fact the shareholders are the owners of the company.
          ii. It is in the shareholders' interest for Management and the Majority Directors to pay their own legal fees.
          iii. It is in the shareholders' interest for the shareholders to be made aware of the opportunities that exist for them to enhance the value of their holdings and investment by whatever means.
          iv. It is in the shareholders' interest to receive an acceptable return on their investment rather than the 6.46% that Management and the Majority Directors claim to be indicative of outstanding performance by Management.
          v. It is in the shareholders' interest to increase the income of the Bank by making all of the well-secured, profitable loans possible, while maintaining acceptable risk levels.
          vi. It is in the shareholders' interest to settle the friction caused by the lawsuit and counterclaim by dismissing the same.
          vii. It is in the shareholders' best interest for Management to tell the truth about financial performance and give a full report and analysis of both the good and bad parts of the financial picture.
          viii. It is in the shareholders' best interest to have more experience and diversity represented on the Board of Directors.
          xii. It is in the shareholders' best interest for the Company to lease property at the lowest cost available via a long-term lease rather than at a higher cost under a short-term lease.
          xiv. It is in the shareholders' best interest to have an independent and open-minded Board of Directors rather than a Board which acts as a rubber stamp for Management.
          xv. It is in the shareholders' best interest to hold management accountable for the financial performance of the Company.

     We close with some additional facts which the Committee for Shareholder Interest feels demonstrate even further the problems with the current state of affairs as promoted by Management and the Majority Directors.



     -    On May 11, 1997 the Credit Committee turned down a request by
          Severt & Greene, Inc. for a $300,000 loan at prime that was secured by the guarantee of Edward F. Greene and over $5,000,000 worth of Lowe's Companies stock pledged by the owner. [See attached letter to Ms. Jewell Hoover at OCC.]

     - On June 22, 1997 the Credit Committee turned down a request for a line of credit secured by a $1,000,000 Certificate of Deposit.

     -    Management has refused to accept the account for the Joe Severt
          Estate.

     Sincerely,

     THE COMMITTEE FOR SHAREHOLDER INTEREST

                                     APPENDIX A

               The following information is being provided to you the shareholders in order to update the information provided in the proxy which you have already received from the Committee for Shareholder Interest. Specifically, this information reflects the change in the date of the 1998 Annual Meeting of the Shareholders of Community BancShares, Inc., certain information concerning the compensation schedule for the Executives of the Company, and an updating of the stock beneficially owned by the directors and officers of the company as of the record date for the Annual Meeting.

                                  DATE OF THE MEETING

               The Board of Directors of Community BancShares, Inc., upon resolution and voting, has reset the date of the 1998 Annual Meeting of the Shareholders of Community BancShares, Inc. to July 10, 1998. To the best of the knowledge of the Committee for Shareholder Interest, the time and location have not changed at this time.

                                 EXECUTIVE COMPENSATION

               The following table provides certain summary information for the fiscal years ended December 31, 1997, 1996 and 1995 concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer. None of the other executive officers of the Company had a total annual salary and bonus which exceeded $100,000 during the last fiscal year.

                               SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                      ANNUAL COMPENSATION                        COMPENSATION
                           ---------------------------------------------   -----------------------
     Name and                                                 Other        Number of
     Principal                                                Annual        Options    All Other
     Position                 Year      Salary     Bonus    Compensation    Awarded  Compensation
     ---------------------------------------------------------------------------------------------
     Ronald S. Shoemaker      1997     $89,406    $18,000     $13,462(1)     10,000    $4,470
     President and Chief      1996     $88,830    $18,000     $11,659(1)     10,264    $4,333
     Executive Officer        1995     $79,443    $18,000            --       7,332    $4,112

     -----------------

     (1) Includes an annual automobile allowance of $6,600 and disability insurance premiums of $3,940 and $3,184 paid by the Company in 1997 and 1996, respectively.

     (2) Represents the Company's matching contribution under its 401(k) Plan. Currently, the directors of the Company receive no cash compensation for their services. Each of the Company's outside directors receives an automatic annual grant of options to purchase 2,000 shares of Common Stock of the Company on each July 1, provided that such director has served on the Board of Directors of the Company during the twelve month period immediately preceding the option grant. All new directors will also receive an option to purchase 2,000 shares of Common Stock upon their election to the Board of Directors of the Company.

                                EMPLOYMENT AGREEMENT

               In February 1995, the Company entered into an Employment Agreement with Ronald S. Shoemaker, pursuant to which Mr. Shoemaker serves as President and Chief Executive Officer of the Company. The Employment Agreement is for a term of five years, provided, however, that during each of the first five years, an additional year will be added to the term of the agreement, so that the Employment Agreement will expire on February 1, 2005. The Employment Agreement provides for an annual base salary of $84,000 and bonuses to be determined in the discretion of the Board of Directors. Mr. Shoemaker has also been granted an option to purchase 40,000 shares of Common Stock of the Company, exercisable over a term of ten years at an exercise price of $10.00 per share. The Employment Agreement requires the Bank to maintain a key man life insurance policy on Mr. Shoemaker in the amount of $500,000. The Employment Agreement provides for certain severance payments to be paid to Mr. Shoemaker in the event of a change of control of the Company. In the event of a change in control, if Mr. Shoemaker cannot reach agreement with respect to his employment arrangements following such change in control, Mr. Shoemaker will be entitled to receive a lump sum cash payment equal to $300,000. In addition, in the event Mr. Shoemaker is terminated by the Company without cause, he will receive during the balance of his term of employment the annual base salary which would otherwise be payable to Mr. Shoemaker had he remained in the employ of the Company.

               The Employment Agreement contains noncompete provisions, effective through the actual date of termination of the Employment Agreement and for a period of one year thereafter in the event Mr. Shoemaker terminates his employment with the Company. The noncompete provisions of the Employment Agreement may not be enforceable under North Carolina law if judicially deemed to be unreasonable.


                            SECURITY OWNERSHIP OF CERTAIN
                           BENEFICIAL OWNERS AND MANAGEMENT

               The following table sets forth a body of information required to be disclosed by law which, to the best of the knowledge of the Committee for Shareholder Interest is correct, concerning the beneficial ownership as defined in 17 C.F.R. Section 240.13d-3, of the outstanding Common Stock of Community BancShares, Inc. by those identified as participants in instructions to Items (4) and (5) of
     Schedule 14A of the Securities & Exchange Act of 1938 as amended. (17 C.F.R. Section 240.14a-101)

               Except as otherwise indicated, each person listed below possesses sole voting and investment power of the shares noted as beneficially owned. The term "beneficial ownership" is defined in the applicable regulation (17 C.F.R. Section 240.13d-3) as including those shares in which an individual, directly or indirectly, has or shares either investment or control power or both. This definition includes in "shares beneficially owned" those options or warrants which are exercisable within 60 days of the date on which notice is mailed to the shareholders.

               The percentages listed in the table below are based on a total of 1,445,584 shares, the amount of outstanding shares reported in the Company's Annual Report to the Securities and Exchange Commission for 1997. For those individuals who are beneficial owners of warrants and options, the total number of shares outstanding used for the purposes of determining ownership percentages is equal to 1,445,584 plus the number of shares subject to the presently exercisable options or warrants beneficially owned by that individual.

                                                            AMOUNT AND
                                                            NATURE OF            PERCENT OF
                                                            BENEFICIAL           OUTSTANDING
     BENEFICIAL OWNER                                       OWNERSHIP (1)        SHARES
     ----------------------------------------------------------------------------------------
     Brent F. Eller (2)............................          27,524                1.9%
     Jack R. Ferguson (3)..........................          74,738                5.1%
     Edward F. Greene (4)..........................          276,226              18.2%
     Stephen B. Greene (5).........................          133,726               8.8%
     Gilbert R. Miller (6).........................          66,828                4.6%
     Randy D. Miller ..............................          51,168                3.5%
     Dwight E. Pardue (7)..........................          84,096                5.8%
     Robert F. Ricketts, DDS (8)...................          45,786                3.1%
     Rebecca Ann Sebastian (9).....................          64,310                4.4%
     Estate of Joe D. Severt (10)..................         278,776               18.4%
     R. Colin Shoemaker (11).......................          21,424                1.5%
     Ronald S. Shoemaker (12)......................          79,696                5.3%
     All executive officers and directors as a
      group (10 persons)...........................         874,354               48.8%

     *  Less than 1% of shares outstanding.

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     (1)  Except as otherwise indicated, each person named in this table possesses sole voting and investment power with respect to the shares beneficially owned by such person.

     (2) Includes 8,724 shares subject to presently exercisable stock purchase warrants and 8,000 shares subject to presently exercisable stock options. Of the 27,524 shares beneficially owned by Mr. Eller, 8,800 are owned jointly with his wife and 2,000 are owned by his IRA.

     (3) Includes 8,000 shares subject to presently exercisable stock options. Of the 74,738 shares beneficially owned by Mr. Ferguson, 33,200 shares are owned by Mr. Ferguson jointly with his spouse, and 2,000 shares are held by the Ferguson Educational Trust. Mr. Ferguson's address is 71 Beaverdam Road, Candler, North Carolina 28715.

     (4) Includes 1,600 shares held by a corporation in which Mr. Greene has a 50% ownership interest, 800 shares owned by Mr. Greene's wife, 62,226 shares subject to presently exercisable stock purchase warrants and 8,000 shares subject to presently exercisable stock options. Mr.Greene's address is 216 Fairway Lane, Wilkesboro, North Carolina 28697.

     (5) Includes 62,226 shares subject to presently exercisable stock purchase warrants and 8,000 shares subject to presently exercisable stock options. Mr. Greene's address is P.O. Box 1943, North Wilkesboro, North Carolina 28659.

     (6) Includes 8,000 shares subject to presently exercisable stock options. Shares are owned by Mr. Miller jointly with his spouse.

     (7) Includes 8,000 shares subject to presently exercisable stock options. Mr. Pardue's address is P.O. Box 791, North Wilkesboro, North Carolina 28659.

     (8) Includes 4,262 shares subject to presently exercisable stock purchase warrants and 8,000 shares subject to presently exercisable stock options.

     (9) Includes 5,000 shares owned jointly by Ms. Sebastian with a relative and 8,000 shares subject to presently exercisable stock options.

     (10) Includes 1,600 shares held by a corporation in which Mr. Severt's estate has a 50% ownership interest, 62,226 shares subject to presently exercisable stock purchase warrants and 8,000 shares subject to presently exercisable stock options. Mr. Severt's address was 7326 Sunnybrook Drive, Roanoke, Virginia 24019.

     (11) Includes 2,060 shares subject to presently exercisable stock purchase warrants and 8,000 shares subject to presently exercisable stock options. Of the 21,424 shares beneficially owned by Mr. Shoemaker, 4,180 shares are owned jointly with his wife, 1,210 shares are owned by Mr. Shoemaker's IRA and 1,210 shares are owned by his wife's IRA.

     (12) Includes 57,596 shares subject to presently exercisable stock options. Mr. Shoemaker's address is 924 Pleasant Home Church Road, Miller's Creek, North Carolina 28651.